Exhibit 10.3

HEALTH MANAGEMENT ASSOCIATES, INC.

CASH AWARD AGREEMENT

Grantee:	Joseph C. Meek

Type of Award:	Cash Award consisting of two components: (i) a Time Vesting Component equal to 2/3 of the Total Award Value; and (ii) a Performance Vesting Component equal to 1/3 of the Total Award Value.

Total Award Value:	$231,750

Date of Grant:	March 1, 2009

1. Grant of Award. This Agreement serves to notify you that the Compensation Committee (the “Committee”) of the Board of Directors of Health Management Associates, Inc. (“HMA”) hereby grants to you a cash award (the “Award”) consisting of a time vesting component (the “Time Vesting Component”) and a performance vesting component (the “Performance Vesting Component”), on the terms and conditions set forth in this Agreement. The Total Award Value shall be allocated as follows: (a) two-thirds of the Total Award Value to the Time Vesting Component; and (b) one-third of the Total Award Value to the Performance Vesting Component. You should review the terms of this Agreement carefully.

2. Definitions. The following terms have the meanings set forth in this Section 2:

(a) “Beneficiary” means the person, persons, trust or trusts which you have designated in your most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Health Management Associates, Inc. 1996 Amended and Restated Executive Incentive Compensation Plan (the “Plan”) upon your death or to which Awards or other rights are transferred if and to the extent permitted under Section 7(d). If, upon your death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(b) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(c) “EBITDA” means, with respect to the First Grant Year (and if applicable, the Second Grant Year), HMA’s earnings before interest, income taxes, depreciation, amortization and non-controlling interests for that Grant Year, as determined by the Committee.

(d) “EBITDA Requirement” means the achievement by HMA of EBITDA, as determined by the Committee, in an amount equal to the necessary percentage of Targeted EBITDA as set forth in the following table:

Percentage of Targeted EBITDA Achieved During Grant Year	Percentage of Performance Vesting Component Eligible For Vesting
Less than 90%	0%
90.0% - 92.4%	50%
92.5% - 94.9%	60%
95.0% - 97.4%	75%
97.5% - 99.9%	90%
100% (and over)	100%

(e) “Eligible Person” means each executive officer (as defined under the Securities Exchange Act of 1934, as amended) of HMA, other officers and employees of an Employer, including such persons who may also be directors of HMA, and physicians and other clinicians who serve as advisors or consultants to an Employer and who provide bona fide services to the Employer. The foregoing notwithstanding, no member of the Committee shall be an Eligible Person. An employee on leave of absence may be considered as still in the employ of an Employer for purposes of eligibility for this Award.

(f) “Employer” means HMA or one of its subsidiary hospitals or other majority-owned or affiliated entities.

(g) “Fifth Grant Year” means the fiscal year of HMA immediately following the conclusion of the Fourth Grant Year.

(h) “First Grant Year” means the fiscal year of HMA during which the Date of Grant occurs.

(i) “Fourth Grant Year” means the fiscal year of HMA immediately following the conclusion of the Third Grant Year.

(j) “Grant Year” means the First Grant Year, Second Grant Year, Third Grant Year, Fourth Grant Year and/or Fifth Grant Year, as the context suggests.

(k) “Second Grant Year” means the fiscal year of HMA immediately following the conclusion of the First Grant Year.

(l) “Targeted EBITDA” means the total targeted annual EBITDA established by HMA’s Board of Directors as reflected in its approved profit plan for the First Grant Year and, if applicable, the Second Grant Year.

(m) “Third Grant Year” means the fiscal year of HMA immediately following the conclusion of the Second Grant Year.

3. Time-Vesting Component. Subject to the terms set forth in this Agreement, the Time Vesting Component will vest and be paid as follows:

(a) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Second Grant Year, one-fourth of the total amount of the Time Vesting Component will vest on March 1 of the Second Grant Year, and shall be paid to you as soon as administratively practicable thereafter, but in no event later than March 31 of the Second Grant Year;

(b) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Third Grant Year, an additional one-fourth of the total amount of the Time Vesting Component will vest on March 1 of the Third Grant Year, and shall be paid to you as soon as administratively practicable thereafter, but in no event later than March 31 of the Third Grant Year;

(c) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fourth Grant Year, an additional one-fourth of the total amount of the Time Vesting Component will vest on March 1 of the Fourth Grant Year, and shall be paid to you as soon as administratively practicable thereafter, but in no event later than March 31 of the Fourth Grant Year; and

(d) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fifth Grant Year, the remaining one-fourth of the total amount of the Time Vesting Component will vest on March 1 of the Fifth Grant Year, and shall be paid to you as soon as administratively practicable thereafter, but in no event later than March 31 of the Fifth Grant Year.

4. Performance-Vesting Component.

(a) Vesting and Payment. Subject to the terms set forth in this Agreement, the Performance Vesting Component will vest and be paid as set forth in this Section 4.

(i) Earned Cash Amount. At the conclusion of the First Grant Year, the Performance Vesting Component will be eligible for payment based upon the achievement by HMA during the First Grant Year of the EBITDA Requirement pursuant to Section 2(d). The portion of the Performance Vesting Component that actually becomes payable based upon the achievement by HMA of the EBITDA Requirement during the First Grant Year is referred to herein as the “Earned Cash Amount.” The Earned Cash Amount will vest and be paid as follows:

(A) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Second Grant Year, one-fourth of the total amount of the Earned Cash Amount will vest on March 1 of the Second Grant Year and shall be paid to you as soon as administratively practicable thereafter, but in no event later than March 31 of the Second Grant Year;

(B) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Third Grant Year, an additional one-fourth of the total amount of the Earned Cash Amount will vest on March 1 of the Third Grant Year and shall be paid to you as soon as administratively practicable thereafter, but in no event later than March 31 of the Third Grant Year;

(C) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fourth Grant Year, an additional one-fourth of the total amount of the Earned Cash Amount will vest on March 1 of the Fourth Grant Year and shall be paid to you as soon as administratively practicable thereafter, but in no event later than March 31 of the Fourth Grant Year; and

(D) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fifth Grant Year, the remaining one-fourth of the total amount of the Earned Cash Amount will vest on March 1 of the Fifth Grant Year and shall be paid to you as soon as administratively practicable thereafter, but in no event later than March 31 of the Fifth Grant Year.

(ii) Additional Earned Cash Amount. In the event that all or any portion of the total amount of the Performance Vesting Component is not eligible for payment at the conclusion of the First Grant Year (and is not deemed an Earned Cash Amount) because HMA achieved less than 100% of the Targeted EBITDA for the First Grant Year, the portion that is not payable with respect to the First Grant Year shall be carried over to the Second Grant Year and will be eligible for payment if 100% or more of the Targeted EBITDA for the Second Grant Year is achieved. The amount, if any, that becomes eligible for payment pursuant to this Section 4(a)(ii) is referred to herein as the “Additional Earned Cash Amount.” The Additional Earned Cash Amount will vest and be paid as follows:

(A) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Third Grant Year, one-half of the total amount of the Additional Earned Cash Amount will vest on March 1 of the Third Grant Year and shall be paid to you as soon as administratively practicable thereafter, but in no event later than March 31 of the Third Grant Year;

(B) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fourth Grant Year, an additional one-fourth of the total amount of the Additional Earned Cash Amount will vest on March 1 of the Fourth Grant Year and shall be paid to you as soon as administratively practicable thereafter, but in no event later than March 31 of the Fourth Grant Year; and

(C) provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fifth Grant Year, the remaining one-fourth of the total amount of the Additional Earned Cash Amount will vest on March 1 of the Fifth Grant Year and shall be paid to you as soon as administratively practicable thereafter, but in no event later than March 31 of the Fifth Grant Year.

(iii) Example. By way of example only, if the total amount of the Performance Vesting Component hereunder is $40,000, and if HMA achieved 90% of the Targeted EBITDA with respect to the First Grant Year, the Earned Cash Amount with respect to the First Grant Year would be $20,000 (50% of $40,000, based upon the EBITDA Requirement set forth in Section 2(e)), and $5,000 would vest on each March 1 of the Second Grant Year through the Fifth Grant Year, assuming that you have remained an Eligible Person at all times through the vesting dates. The $20,000 that was not deemed an Earned Cash Amount with respect to the First Grant Year would be carried over to the Second Grant Year for possible payment in accordance with Section 4(a)(ii). If HMA were to achieve 100% or more of the Targeted EBITDA for the Second Grant Year, the Additional Earned Cash Amount would be $20,000, $10,000 of which would vest on March 1 of the Third Grant Year, $5,000 of which would vest on March 1 of the Fourth Grant Year, and $5,000 of which would vest on March 1 of the Fifth Grant Year, assuming that you have remained an Eligible Person at all times through the vesting dates. If HMA were to achieve less than 100% of Targeted EBITDA for the Second Grant Year, no Additional Earned Cash Amount would be eligible for vesting.

(b) Committee Certification. As soon as practicable following the end of the First Grant Year (and if applicable, the Second Grant Year), the Committee shall determine and certify in writing if, and the extent to which, the EBITDA Requirement was satisfied, and the Earned Cash Amount (and if applicable, the Additional Earned Cash Amount), if any, to be paid based upon the certified levels of performance.

5. Effect of Death, Termination or Retirement. Without limiting the vesting and payment requirements set forth in Section 3 or Section 4, in the event of the termination of your employment with all Employers prior to the complete vesting and payment of the Award, or if you are otherwise not an Eligible Person prior to the complete vesting and payment of the Award, any and all unvested and unpaid amounts of the Award shall be forfeited and shall not vest or be paid. Notwithstanding the foregoing, in the event of your termination of employment with all Employers: (a) because of your retirement from all Employers at or after the age of 62, the Award will continue to vest and be paid following the date of your retirement in the manner and on the dates set forth above; and (b) because of your death or total and permanent disability, the Award will continue to vest and be paid in the manner and on the dates set forth above for a period of 36 months after the date of such termination of employment, and any unvested or unpaid portion of the Award at the conclusion of such 36-month period shall be forfeited.

6. Effect of Change In Control. Upon the occurrence of a Change In Control of HMA (as defined in Section 9(b) of the Plan), your rights will be determined in accordance with Section 9 of the Plan.

7. Miscellaneous.

(a) Binding Agreement. This Agreement is binding on and enforceable by and against the parties, their successors, legal representatives and assigns.

(b) Entire Agreement. This Agreement constitutes the whole agreement between the parties relating to the subject matter hereof and supersedes any prior agreements or understandings related to such subject matter.

(c) Amendment of this Agreement. This Agreement may not be amended, modified, or supplemented except by a written instrument executed by each of the parties hereto.

(d) Transferability. The Award shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability to any party (other than an Employer), or assigned or transferred other than by will or the laws of descent and distribution or to a Beneficiary upon your death. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Award or any right or privilege conferred thereby contrary to the provisions of this Agreement, or upon the sale or levy or attachment or similar process upon the rights and privileges conferred thereby, the Award shall immediately become null and void.

(e) No Right to Continued Employment. You understand that this Agreement does not constitute a contract of employment and that you or an Employer may terminate your employment at any time, for any or no reason, with or without notice unless a specific term of employment has been agreed to in a separate writing signed by a duly authorized corporate officer of an Employer. Your right, if any, to continue to serve an Employer as an employee or otherwise will not be enlarged or otherwise affected by this Agreement.

(f) Severability. If any provision of this Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under this Agreement shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under this Agreement, and if the making of any payment in full or the provision of any other benefit required under this Agreement in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under this Agreement.

(g) Waiver. Any party’s failure to insist on compliance or enforcement of any provision of this Agreement shall not affect its validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement.

(h) Rights of Employer. This Agreement does not affect the right of an Employer to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, shares of common stock or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.

(i) Rules of Construction. The headings given to the Sections of this Agreement are solely as a convenience to facilitate reference, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

(j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

(k) Section 409A. The Award is intended to be exempt from or compliant with the requirements of Section 409A of the Code and the treasury regulations promulgated and other official guidance issued thereunder, and shall be administered and interpreted consistent with such intention.

(l) Recoupment Policy. Without limiting any other provision hereof, the Award is subject to the Recoupment Policy for Incentive Compensation set forth in Article VI, Section 8 of HMA’s Corporate Governance Guidelines, as such policy or guidelines may be hereafter amended.

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ACKNOWLEDGEMENT

The undersigned acknowledges receipt of, and understands and agrees to be bound by, this Agreement. The undersigned further acknowledges (i) that this Agreement sets forth the entire understanding between him or her and HMA regarding the Award granted by this Agreement, and (ii) that this Agreement supersedes all prior oral and written agreements on that subject.

Dated:	March 19, 2009

/s/ Joseph C. Meek
Signature

Joseph C. Meek
Name (printed)